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                                   EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

Twin Disc, Incorporated, the registrant (a Wisconsin Corporation) owns 100% of the following subsidiaries:

1.Twin Disc International, S.A. (a Belgian corporation)

2.Twin Disc Technodrive Srl  (an Italian corporation)

3.Twin Disc Srl (an Italian corporation)

4.Twin Disc (Pacific) Pty. Ltd. (an Australian corporation)

5.Twin Disc (Far East) Ltd. (a Delaware corporation operating in Singapore and Hong Kong)

6.TD Electronics, Inc. (a Wisconsin corporation)

7.Mill-Log Equipment Co., Inc. (an Oregon corporation)

8.Southern Diesel Systems Inc. (a Florida corporation)

9. Technodrive SARL (A French corporation)

The registrant has no parent nor any other subsidiaries. All of the above subsidiaries are included in the consolidated financial statements.